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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Schedule 13G

Under the Securities Exchange Act of 1934

INVU, INC.
(Name of Issuer)

Common Stock, No Par Value
(Title of Class of Securities)

U46074107
(CUSIP Number)

January 6, 2004
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[  ]	Rule 13d-1(b)
	[x]	Rule 13d-1(c)
	[  ]	Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





1NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Herald Investment Trust plc
2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)   [  ]

(b)   [  ]

3SEC USE ONLY

4CITIZENSHIP OR PLACE OF ORGANIZATION

United Kingdom

NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON WITH
5SOLE VOTING POWER

6,000,000

6SHARED VOTING POWER

0
7SOLE DISPOSITIVE POWER

6,000,000

8SHARED DISPOSITIVE POWER

0

9AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,000,000

10CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.4% (1)

12TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO



(1) Based on 93,994,595 shares of common stock issued and outstanding as of January 6, 2004.



Item 1.

(a)	Name of Issuer:

		INVU, Inc.

(b)	Address of Issuers Principal Executive Offices:

		The Beren, Blisworth Hill Farm
		Stoke Road
		Blisworth, Northamptonshire NN7 3DB

Item 2.

(a)	Name of Person Filing:

Herald Investment Trust plc


      (b)	Address of Principal Business Office or, if none, Residence:

      	12 Charterhouse Square
      	London, United Kingdom EC1M 6AX

      (c)	Citizenship:

            British

      (d)	Title of Class of Securities:

            Common Stock, No Par Value

      (e)	CUSIP Number:

            U46074107

Item 3.

 	If this statement is filed pursuant to
240.13d-1(b) or
240.13d-2(b) or (c),
check whether the person filing is a:

		This statement is filed pursuant to 240.13d-1(c)

Item 4. 	Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

            6,000,000

(b)	Percent of class:

            6.4% of the Common Stock. (1)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:

            		6,000,000

	(ii)	Shared power to vote or to direct the vote:

                        -0-

	(iii)	Sole power to dispose or to direct the disposition of:

			6,000,000

	(iv)	Shared power to dispose or to direct the disposition of:

                        -0-

	(1)	Based on 93,994,595 shares of Common Stock issued
and outstanding as of January 6, 2004.

Item 5. 	Ownership of Five Percent or Less of a Class

		Not Applicable.

Item 6. 	Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable.

Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not Applicable.


Item 8. 	Identification and Classification of Members of the Group

            Not Applicable.


Item 9. 	Notice of Dissolution of Group

            Not Applicable.


Item 10.	Certification

		By signing below we certify that,
to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



15 January 2004
____________________________________________
Date



Baillie Gifford & Co
____________________________________________
Signature


Baillie Gifford & Co, the firm name being adhibited


by Alison Warden one of its partners
Name/Title

Herald Investment Trust plc by board resolution at a meeting on 25 July 2000 has approved the appointment of Baillie Gifford & Co to provide secretarial and administrative services and in addition has appointed Baillie Gifford & Co as secretary of Herald Investment Trust plc all with effect from 1 September 2000.